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                                                                   EXHIBIT 23.2



                             FULLER, TUBB & POMEROY
                                Attorneys at Law
                           800 Bank of Oklahoma Plaza
                           201 Robert S. Kerr Avenue
                            Oklahoma City, OK 73102
                             Telephone 405-235-2575
                                Fax 405-232-8384



                                  May 29, 1997






Horace Yao, Chief Executive Officer
Dransfield China Paper Corporation
36-42 Pok Man Street, 1st & 2nd Fls.
Mongkok, Kowloon, Hong Kong

Dear Mr. Yao:

     The undersigned is named in the Amendment No. 1 on Form F-1 to Form S-4 Registration Statement of Dransfield China Paper Corporation ("the Company"), a British Virgin Islands corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with the offer for sale of shares of Common Stock by the Company and a Selling Securityholder and the sale of Callable Common Stock Purchase Warrants and their underlying shares by Selling Securityholders. The capacity in which the undersigned is named in such Registration Statement is that of counsel to the Company and as a person who has given an opinion on tax and other legal matters concerning the registration or offering of the securities described therein.

     The undersigned hereby consents to being named in such Registration Statement in the capacity therein described and consents to the inclusion of his tax and legality opinion as an exhibit thereto.

                                        Sincerely,

                                        /s/ Thomas J. Kenan

                                        Thomas J. Kenan

TJK:sa